UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

Mondelēz International, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 943-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 1, 2012, Mondelēz International, Inc. (“Mondelēz International”, formerly Kraft Foods Inc.) completed the spin-off (the “Spin-Off”) of our North American grocery business, Kraft Foods Group, Inc. (“KFG”), through a pro rata distribution of all outstanding shares of KFG common stock we owned to our shareholders of record as of the close of business on September 19, 2012 (the “Record Date”). On October 1, 2012, each of our shareholders received one share of KFG for every three shares of Mondelēz International common stock held by that shareholder on the Record Date. In the aggregate, 592,257,298 shares of KFG common stock were distributed to our shareholders. Based on the when-issued closing price for KFG common stock on The NASDAQ Global Select Market on October 1, 2012, of $44.10 per share, the aggregate market value of the shares distributed was approximately $26.1 billion. The distribution was structured to be tax-free to our shareholders for U.S. federal income tax purposes.

Following the Spin-Off, we do not beneficially own any shares of KFG common stock and we will no longer consolidate KFG within our financial results. Our unaudited pro forma financial information giving effect to the Spin-Off and related events is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation and Distribution Agreement between Kraft Foods Inc. and Kraft Foods Group, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed October 1, 2012).

99.1	Unaudited Pro Forma Consolidated Financial Information and accompanying notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

Date: October 5, 2012	By:	/s/ KIM HARRIS JONES
Kim Harris Jones Senior Vice President and Corporate Controller

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